Exhibit 99.1

National CineMedia, Inc.

Increases Quarterly Cash Dividend and

Reports Results for Fiscal Second Quarter 2011

~ Updates Full Year 2011 Outlook and Provides Third Quarter Outlook~

Centennial, CO – August 4, 2011 – National CineMedia, Inc. (NASDAQ: NCMI) (the Company), the managing member and owner of 48.7% of National CineMedia, LLC (NCM LLC), the operator of the largest in-theatre digital media network in North America, today announced consolidated results for the second quarter and six months ended June 30, 2011.

Total revenue for the second quarter of 2011 grew 15.0% to $114.0 million from $99.1 million for the comparable quarter last year. Advertising revenue for the second quarter of 2011 was $98.6 million, an increase of 9.4% compared to $90.1 million for the comparable quarter last year. Fathom Events revenue increased 73.0% to $15.4 million for the second quarter of 2011 compared to $8.9 million for the comparable quarter last year. National advertising inventory utilization for the quarter was 91.5% which was a slight decrease to the comparable period in 2010 on a 6.4% increase in theatre attendance across the NCM network. Cost per thousand (or CPM) national advertising rates increased 2.9% for the quarter versus the comparable quarter last year.

For the six months ended June 30, 2011, total revenue grew 0.6% to $184.8 million compared to $183.7 million for the six months ended July 1, 2010. Advertising revenue for the six months ended June 30, 2011 was $157.7 million, compared to $157.9 million for the comparable period last year. Fathom Events revenue increased 5.4% to $27.1 million for the six months ended June 30, 2011 compared to $25.7 million for the comparable period last year. National advertising inventory utilization for the six months ended June 30, 2011 was 82.8% versus 85.4% for the comparable period in 2010. National advertising CPM rates increased 4.0% for the six months ended June 30, 2011 versus the six months ended July 1, 2010.

Adjusted OIBDA increased 15.6% to $57.7 million for the second quarter 2011 from $49.9 million for the comparable quarter last year. Adjusted OIBDA as a percentage of total revenue increased to 50.6% in the current quarter from 50.4% in the second quarter of 2010. For the six months ended June 30, 2011, Adjusted OIBDA decreased 1.3% to $81.3 million versus $82.4 million for the comparable period in 2010. Adjusted OIBDA as a percentage of total revenue decreased to 44.0% for the first half of 2011 from 44.9% for the first half of 2010.

Net income for the second quarter of 2011 was $9.0 million, or $0.16 per diluted share compared to $4.6 million or $0.11 per diluted share for the second quarter of 2010, which was an increase of 45.5% per diluted share. Net income for the second quarter of 2011 includes a $2.0 million pre-tax non-cash charge related to the change in fair value of an interest rate swap agreement versus

$4.5 million in the second quarter of 2010. Net income for the six months ended June 30, 2011 was $8.0 million, or $0.15 per diluted share, compared to net income of $5.8 million for the comparable six month period of 2010, or $0.14 per diluted share, which was an increase of 7.1% per diluted share. Results for the six months ended June 30, 2011 include a $0.8 million pre-tax non-cash charge related to the change in fair value of an interest rate swap agreement versus $6.2 million for the comparable period of 2010.

The Company announced today that its Board of Directors has authorized a 10% increase in the Company’s second quarter cash dividend to $0.22 per share of common stock. The dividend will be paid on September 1, 2011, to stockholders of record on August 18, 2011. The Company intends to pay a regular quarterly dividend for the foreseeable future at the discretion of the Board of Directors dependent on available cash, anticipated cash needs, overall financial condition, future prospects for earnings and cash flows as well as other relevant factors.

“We had another strong quarter across our advertising and Fathom businesses as our management and staff continued to execute very well and our strategy to expand and improve the quality of our digital media network continued to improve our competitive positioning,” said Kurt Hall, National CineMedia’s Chairman and CEO. “In particular our better market coverage has allowed us to compete more effectively in the regional advertising business and we have also benefited from continued high local sales force retention. We also have begun to provide a higher quality distribution and marketing platform for new types of entertainment programming, resulting in a record quarter for our Fathom Consumer business.”

Mr. Hall concluded, “With Adjusted OIBDA growth of over 15% in the second quarter and continued double digit growth projected for the second half of 2011, we again raised our dividend. With the progress we are making to expand our business we look forward to continuing to provide shareholders with a unique combination of growth and current income.”

Supplemental Information

The payments made by Regal associated with Consolidated Theatres payments were $0.5 million, $0.9 million, $0.8 million and

$1.3 million for the quarters ended June 30, 2011 and July 1, 2010 and the six months ended June 30, 2011 and July 1, 2010, respectively.

2011 Outlook

For the third quarter of 2011, the Company expects total revenue to increase 8% to 11%, or in the range of $136 million to $139 million, compared to the total revenue for the third quarter of 2010 of $125.7 million, and Adjusted OIBDA to increase from 5% to 9%, or in the range of $78 million to $81 million, compared to the Adjusted OIBDA for the third quarter of 2010 of $74.4 million.

For the full year 2011, the Company expects total revenue to increase approximately 8% to 10%, or in the range of $460 million to $470 million, compared to total revenue for the full year of 2010 of $427.5 million, and Adjusted OIBDA to increase approximately 6% to 11%, or in the range of $236 million to $246 million, compared to Adjusted OIBDA for the full year of 2010 of $222.4 million.

Conference Call

The Company will host a conference call and audio webcast with investors, analysts and other interested parties August 4, 2011 at 5:00 P.M. Eastern time. The live call can be accessed by dialing 1-877-407-9039 or for international participants 1-201-689-8470. Participants should register at least 15 minutes prior to the commencement of the call. Additionally, a live audio webcast will be available to interested parties at www.ncm.com under the Investor Relations section. Participants should allow at least 15 minutes prior to the commencement of the call to register, download and install necessary audio software.

The replay of the conference call will be available until midnight Eastern Time, August 18, 2011, by dialing 1-877-870-5176 or for international participants 1-858-384-5517, and entering conference ID 376149.

About National CineMedia, Inc.

NCM operates NCM Media Networks, a leading integrated media company reaching U.S. consumers in movie theaters, online and through mobile technology. The NCM Cinema Network and NCM Fathom present cinema advertising and events across the nation’s largest digital in-theater network, comprised of theaters owned by AMC Entertainment Inc., Cinemark Holdings, Inc. (NYSE: CNK), Regal Entertainment Group (NYSE: RGC) and other leading regional theater circuits. NCM’s theater advertising network covers 175 Designated Market Areas® (49 of the top 50) and includes over 18,100 screens (16,800 digital). During 2010, over 690 million patrons attended movies shown in theaters in which NCM currently has exclusive, cinema advertising agreements in place. The NCM Fathom Events broadcast network is comprised of nearly 700 locations in 165 Designated Market Areas® (all of the top 50). The NCM Interactive Network offers 360-degree integrated marketing opportunities in combination with cinema, encompassing 42 entertainment-related websites, online widgets and mobile applications. National CineMedia, Inc. (NASDAQ: NCMI) owns a 48.7% interest in and is the managing member of National CineMedia LLC. For more information, visit www.ncm.com. (NCMI-F)

Forward Looking Statements

This press release contains various forward-looking statements that reflect management’s current expectations or beliefs regarding future events, including statements regarding guidance and the dividend policy. Investors are cautioned that reliance on these forward-looking statements involves risks and uncertainties. Although the Company believes that the assumptions used in the forward looking statements are reasonable, any of these assumptions could prove to be inaccurate and, as a result, actual results could differ materially from those expressed or implied in the forward looking statements. The factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are, among others, 1) the level of expenditures on cinema advertising; 2) increased competition for advertising expenditures; 3) technological changes and innovations; 4) popularity of major motion picture releases and level of theatre attendance; 5) shifts in population and other demographics that affect theatre attendance; 6) our ability to renew or replace expiring advertising and content contracts; 7) our need for additional funding, risks and uncertainties relating to our significant indebtedness; 8) fluctuations in operating costs; 9) changes in interest rates, and 10) changes in accounting principles. In addition, the outlook provided does not include the impact of any future unusual or infrequent transactions; unidentified restructuring charges; sales and acquisitions of operating assets and investments; any future noncash impairments of goodwill, intangible and fixed assets; amounts related to securities litigation; or the related impact of taxes that may occur from time to time due to management decisions and changing business circumstances. The Company is currently unable to forecast precisely the timing and/or magnitude of any such amounts or events. Please refer to the Company’s Securities and Exchange Commission filings for further information about these and other risks.

INVESTOR CONTACT:	MEDIA CONTACT:
David Oddo	Lauren Leff
800-844-0935	303-957-1709
investors@ncm.com	lauren.leff@ncm.com

NATIONAL CINEMEDIA, INC.

Statements of Operations

Unaudited

($ in millions, except per share data)

	Quarter Ended June 30, 2011	Quarter Ended July 1, 2010	Six Months Ended June 30, 2011	Six Months Ended July 1, 2010
REVENUE:
Advertising (including revenue from founding members of $10.7, $9.9, $19.0 and $19.5 million respectively)	$98.6	$90.1	$157.7	$157.9
Fathom Events	15.4	8.9	27.1	25.7
Other	0.0	0.1	0.0	0.1

Total	114.0	99.1	184.8	183.7

OPERATING EXPENSES:
Advertising operating costs	5.9	5.7	9.4	10.2
Fathom Events operating costs (including $2.6, $1.4, $4.5 and $3.8 million to founding members, respectively)	10.7	6.0	18.3	17.1
Network costs	4.8	4.8	9.7	9.7
Theatre access fees—founding members	14.8	13.4	26.9	26.3
Selling and marketing costs	14.9	14.1	29.5	27.2
Administrative and other costs	8.4	7.5	16.9	15.2
Depreciation and amortization	4.3	4.3	8.9	8.3

Total	63.8	55.8	119.6	114.0

OPERATING INCOME	50.2	43.3	65.2	69.7

Interest Expense and Other, Net:
Interest on borrowings	10.5	11.2	21.4	22.2
Change in derivative fair value	2.0	4.5	0.8	6.2
Accretion of interest on the discounted income taxes payable to founding members under tax sharing agreement	4.1	3.0	8.5	6.5
Interest Income and other	(0.1)	(0.1)	(0.1)	(0.1)

Total	16.5	18.6	30.6	34.8

INCOME BEFORE INCOME TAXES	33.7	24.7	34.6	34.9

Provision for Income Taxes	5.4	2.7	4.7	3.6
Equity loss from investment, net	0.0	0.1	0.0	0.7

CONSOLIDATED NET INCOME	28.3	21.9	29.9	30.6
Less: Net Income Attributable to Noncontrolling Interests	19.3	17.3	21.9	24.8

NET INCOME ATTRIBUTABLE TO NCM, INC.	$9.0	$4.6	$8.0	$5.8

EARNINGS PER SHARE:
Basic	$0.17	$0.11	$0.15	$0.14
Diluted	$0.16	$0.11	$0.15	$0.14

NATIONAL CINEMEDIA, INC.

Selected Balance Sheet Data

Unaudited ($ in millions)

	June 30, 2011	December 30, 2010
Cash and cash equivalents	$56.5	$74.4
Short-term investments	7.9	8.5
Receivables, net	89.6	100.7
Property and equipment, net	21.0	19.8
Total Assets	817.6	854.5
Long-term borrowings	760.0	775.0
Total equity/(deficit)	(329.8)	(318.4)
Total Liabilities and Equity/(Deficit)	817.6	854.5

NATIONAL CINEMEDIA, INC.

Operating Data

Unaudited

	Quarter and Six Months Ended June 30, 2011	Quarter and Six Months Ended July 1, 2010
Total Screens at Period End (1) (6)	18,137	17,091

Founding Member Screens at Period End (2) (6)	15,291	15,230

Total Digital Screens at Period End (3) (6)	16,775	15,633

	Quarter Ended June 30, 2011	Quarter Ended July 1, 2010	Six Months Ended June 30, 2011	Six Months Ended July 1, 2010
Total Attendance for Period (4) (6) (in millions)	175.6	165.1	308.8	327.0

Founding Member Attendance for Period (5) (6) (in millions)	154.4	146.1	272.7	286.0

Capital Expenditures (in millions)	$4.1	$2.2	$6.3	$4.3

(1)	Represents the total screens within NCM LLC’s advertising network.
(2)	Represents the sum of founding member screens.
(3)	Represents the total number of screens that are connected to the digital content network.
(4)	Represents the total attendance within NCM LLC’s advertising network.
(5)	Represents the total attendance within NCM LLC’s advertising network in theatres operated by the founding members.
(6)	Excludes Consolidated Theatres for all periods presented prior to June 2011.

NATIONAL CINEMEDIA, INC.

Operating Data

Unaudited

(In millions, except advertising revenue per attendee and per share data)

	Quarter Ended June 30, 2011	Quarter Ended July 1, 2010	Six Months Ended June 30, 2011	Six Months Ended July 1, 2010
Advertising Revenue	$98.6	$90.1	$157.7	$157.9
Total Revenue	114.0	99.1	184.8	183.7
Operating Income	50.2	43.3	65.2	69.7

Total Attendance (1)	175.6	165.1	308.8	327.0
Advertising Revenue / Attendee	$0.56	$0.55	$0.51	$0.48

OIBDA	$54.5	$47.6	$74.1	$78.0
Adjusted OIBDA	57.7	49.9	81.3	82.4
Adjusted OIBDA Margin	50.6%	50.4%	44.0%	44.9%

Earnings Per Share – Basic	$0.17	$0.11	$0.15	$0.14
Earnings Per Share – Diluted	$0.16	$0.11	$0.15	$0.14

(1)	Represents the total attendance within NCM LLC’s advertising network. Excludes Consolidated Theatres attendance for all periods presented.

(See attached tables for the non-GAAP reconciliation)

NATIONAL CINEMEDIA, INC.

Non-GAAP Reconciliations

Unaudited ($ in millions)

OIBDA, Adjusted OIBDA and Adjusted OIBDA Margin

Operating Income Before Depreciation and Amortization (OIBDA), Adjusted OIBDA and Adjusted OIBDA margin are not financial measures calculated in accordance with generally accepted accounting principles (GAAP) in the United States. OIBDA represents operating income (loss) before depreciation and amortization expense. Adjusted OIBDA excludes from OIBDA share based payment costs and deferred stock compensation. Adjusted OIBDA margin is calculated by dividing Adjusted OIBDA by total revenue. These non-GAAP financial measures are used by management to evaluate operating performance, to forecast future results and as a basis for compensation. The Company believes these are important supplemental measures of operating performance because they eliminate items that have less bearing on its operating performance and so highlight trends in its core business that may not otherwise be apparent when relying solely on GAAP financial measures. The Company believes the presentation of these measures is relevant and useful for investors because it enables them to view performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that may have different depreciation and amortization policies and non-cash share based compensation programs, or different interest rates or debt levels or income tax rates. A limitation of these measures, however, is that they exclude depreciation and amortization, which represent a proxy for the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. In addition, Adjusted OIBDA has the limitation of not reflecting the effect of the Company’s share based payment costs and deferred stock compensation. OIBDA or Adjusted OIBDA should not be regarded as an alternative to operating income, net income or as indicators of operating performance, nor should they be considered in isolation of, or as substitutes for financial measures prepared in accordance with GAAP. The Company believes that operating income is the most directly comparable GAAP financial measure to OIBDA. Because not all companies use identical calculations, these non-GAAP presentations may not be comparable to other similarly titled measures of other companies.

The following table reconciles operating income to OIBDA and Adjusted OIBDA for the periods presented (dollars in millions):

	Quarter Ended June 30, 2011	Quarter Ended July 1, 2010	Six Months Ended June 30, 2011	Six Months Ended July 1, 2010
Operating income	$50.2	$43.3	$65.2	$69.7
Depreciation and amortization	4.3	4.3	8.9	8.3

OIBDA	54.5	47.6	74.1	78.0
Share-based compensation costs (1)	3.2	2.3	7.2	4.4

Adjusted OIBDA	$57.7	$49.9	$81.3	$82.4

Total Revenue	$114.0	$99.1	$184.8	$183.7

Adjusted OIBDA margin	50.6%	50.4%	44.0%	44.9%

Adjusted OIBDA	$57.7	$49.9	$81.3	$82.4
Consolidated Theatres Payments	0.5	0.9	0.8	1.3

Adjusted OIBDA after Consolidated Theatres Payments	$58.2	$50.8	$82.1	$83.7

1.	Share-based payment costs are included in network operations, selling and marketing and administrative expense in the accompanying financial statements.

Outlook (in millions)

	Quarter Ending Sept. 29, 2011		Year Ending December 29, 2011
	Low	High	Low	High
Operating Income	$70.7	$73.3	$205.3	$214.5
Depreciation and amortization	4.2	4.4	17.3	17.7

OIBDA	74.9	77.7	222.6	232.2
Share-based compensation costs (1)	3.1	3.3	13.4	13.8

Adjusted OIBDA	$78.0	$81.0	$236.0	$246.0

Total Revenue	$136.0	$139.0	$460.0	$470.0

1.	Share-based payment costs are included in network operations, selling and marketing and administrative expense in the accompanying financial statements.